Exhibit 3.18

CERTIFICATE OF FORMATION
OF
LGI HOMES CORPORATE, LLC

The undersigned, a natural person of the age of eighteen years or more, acting as the sole organizer of a limited liability company under Chapter 101 of the Texas Business Organizations Code (the “Texas Limited Liability Company Act”) does hereby adopt the following Certificate of Formation for such limited liability company:

I

NAME

The name of the limited liability company is LGI HOMES CORPORATE, LLC (the “Company”).

II

DURATION

The period of duration of the Company shall be perpetual, unless it is earlier wound up in accordance with the provisions of the Company Agreement of the Company.

III

PURPOSE

The Company is organized for the purpose of conducting any and all lawful business for which a limited liability company may be organized under the Texas Limited Liability Company Act.

IV

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Company shall be 19221 I-45 South, Suite 200, Conroe, Texas 77385, and the name of its initial registered agent at such address is Eric Lipar.

V

MANAGERS

The Company is to be managed under the direction of a Board of Managers which shall initially be composed of two managers. The names and addresses of the persons initially serving as managers are as follows:

Name	Address

Eric T. Lipar	192211 I-45 South, Suite 200
Conroe, Texas 77385

Thomas E. Lipar	192211 I-45 South, Suite 200
Conroe, Texas 77385

VI

COMPANY AGREEMENT

The initial members of the Company shall adopt a Company Agreement which shall set forth all of the provisions for the regulation and management of the affairs of the Company. Any person or entity that acquires a membership interest in the Company shall be bound by the provisions of the Company Agreement, notwithstanding the fact that such person has not executed such Company Agreement or a separate written instrument pursuant to which it agrees to be bound by the provisions thereof.

VII

ORGANIZER

The name and address of the organizer of the Company is:

Name	Address

Warren A. Hoffman	Winstead PC
1100 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation in his capacity as sole organizer of the Company as of February 4 , 2010.

/s/ Warren A. Hoffman
Warren A. Hoffman